Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Qorvo, Inc. for the registration of $450,000,000 of 6.750% Senior Notes of Qorvo, Inc. and $550,000,000 of 7.000% Senior Notes of Qorvo, Inc. and to the incorporation by reference therein of our report dated May 21, 2014 (except for the effect of the reverse stock split described in Note 12 and the segment presentation in Note 15, as to which the date is May 27, 2015, and except for the consolidating financial information in Note 17, as to which the date is July 20, 2016), with respect to the consolidated financial statements of RF Micro Devices, Inc. and Subsidiaries included in Qorvo, Inc.’s Current Report on Form 8-K dated July 20, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

July 20, 2016